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                                                                    EXHIBIT 99.1


                          [FLEMING LOGO & LETTERHEAD]



                  FLEMING ANNOUNCES RESTATEMENTS AND REVISIONS
                       TO 2001 AND 2002 FINANCIAL RESULTS

DALLAS, TEXAS - APRIL 17, 2003 - Fleming Companies, Inc. today announced that it will restate its 2001 annual and quarterly financial statements and 2002 quarterly financial statements previously filed with the Securities and Exchange Commission. The Company also will revise its previously announced 2002 fourth quarter and annual financial results.

         The restatements and revisions reflect significant business issues and developments affecting the Company, including the recent termination of the Company's supply agreement with Kmart and events leading to Fleming's voluntary Chapter 11 bankruptcy filing on April 1, 2003, as well as adjustments identified in connection with the continuing independent investigation by the Company's Audit and Compliance Committee into certain accounting and disclosure issues.

RESTATEMENTS

         Although the findings from the independent investigation by the Audit and Compliance Committee have not been finalized, the Company expects that the related restatements of the results for the full-year 2001 and the first three quarters of 2002 will reduce the pre-tax financial results from continuing operations for such periods by an aggregate amount of not more than $85 million. These restatements mainly correct the timing of when certain vendor transactions are recognized and the balance of certain reserve accounts.

REVISIONS

         The Company will revise its previously announced 2002 fourth quarter and annual financial results to reflect a loss from continuing operations. In accordance with SFAS 142, the Company expects to record a non-cash adjustment to continuing operations for a full impairment of goodwill currently valued at approximately $645 million, due to an overall decrease in the value of the Company. In accordance with SFAS 144, the Company will also record an additional
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impairment charge to discontinued operations of approximately $90 million related to retail store operations held for sale, due to a reduction in the net realizable value of such operations. In accordance with SFAS 109, the Company has determined that it will record a non-cash charge against continuing operations in the fourth quarter of 2002 relating to its deferred tax assets in the range of $275-325 million, due to uncertainties as to when net operating losses will be utilized against future tax payments.

         The Company also expects that its fourth quarter 2002 pre-tax loss from continuing operations will be increased by expenses totaling not more than $80 million as a result of a number of factors, including increased vendor payback rates, the Kmart contract cancellation and corrections identified as a result of the Audit and Compliance Committee's independent investigation.

EARLY ADOPTION OF ACCOUNTING RULE

         The Company will early adopt EITF 02-16, Accounting by a Reseller for Cash Consideration Received from a Vendor, retroactive to the beginning of fiscal year 2002. This new accounting rule requires cash consideration received from a vendor to be recorded as an adjustment to the prices for the vendor's products and therefore characterized as a reduction of cost of sales when recognized in the customer's income statement. The 2002 effect of adopting EITF 02-16 is expected to reduce the pre-tax loss from 2002 annual results in the range of $5-15 million, although the cumulative effect that will be recorded as of the beginning of 2002 is expected to be an expense of not more than $45 million.

         The Company expects to finalize the details of the 2001 and 2002 restatements and revisions in connection with the filing of its Annual Report on Form 10-K for the fiscal year ended December 28, 2002. As previously announced, the Company has not determined the date it will file its 2002 Form 10-K.

ABOUT FLEMING

         Fleming (OTC Pink Sheets: FLMIQ) is a leading supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming, visit our Web site at http://www.fleming.com.


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FORWARD-LOOKING STATEMENT

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; changes in general economic conditions; and, the ability to successfully sell the Company's retail operations. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

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        CONTACTS:
        (Media) Shane Boyd 972.906.2125
        (Investors-Equity) Mark Shapiro 972.906.8109
        (Investors-Debt) Clint Bryant 972.906.8142